Exhibit 99.1

Lesaka continues strong growth trajectory and achieves upper end of revenue guidance

JOHANNESBURG, November 7, 2023 - Lesaka Technologies, Inc. (Nasdaq: LSAK; JSE: LSK) today released results for the first quarter ended September 30, 2023 ("Q1 2024").

Performance Highlights for Q1 2024:

  Revenue of $136.1 million (ZAR 2.5 billion)1 in Q1 2024, compared to $124.8 million (ZAR 2.1 billion)1 for the first quarter ended September 30, 2022 ("Q1 2023"). In South African Rand ("ZAR") revenue grew 19%, driven by strong year-on-year growth in both the Merchant and Consumer Divisions.
  A return to operating profitability with an operating income of $0.2 million (ZAR 4.2 million) for the quarter, improving from an operating loss of $4.7 million (ZAR 80.0 million) in Q1 2023, driven by the turnaround in the Consumer Division and growth in the Merchant Division.
  The net loss continued to narrow, at $5.7 million (ZAR 105.6 million)1. This compares to a net loss of $10.7 million (ZAR 183.2 million)1 in Q1 2023 and represents a 42% improvement in ZAR.
  Group Adjusted EBITDA, a non-GAAP measure and reconciled in Attachment B, of $8.7 million (ZAR 162.5 million)1 representing an improvement of 108% compared to the Q1 2023 Group Adjusted EBITDA of $4.2 million (ZAR 71.9 million)1. In ZAR Group Adjusted EBITDA increased by 126%.
  Continued year-on-year growth in profitability in the Merchant Division, delivering Segment Adjusted EBITDA of $8.1 million (ZAR 150.2 million)1 in Q1 2024 compared to $7.9 million (ZAR 135.2 million) in Q1 2023, an increase of 11% in ZAR. The outlook remains positive as the Merchant business extends its footprint in Southern Africa's informal market.
  The Consumer Division reported its fourth consecutive quarter of profitability, delivering Segment Adjusted EBITDA of $2.5 million (ZAR 46.6 million)1 in Q1 2024, compared to a loss of $1.4 million (ZAR 23.9 million)1 in Q1 2023. With the divisional turnaround complete, initiatives to grow the Consumer Division are yielding positive results with revenue increasing 13% in ZAR, off a reduced cost base and in a challenging operating environment.
  Continued momentum in achieving positive net cash provided by operating activities of $3.4 million (ZAR 63.2 million) in Q1 2024, compared to net cash used in operating activities of $7.7 million (ZAR 131.2 million) in Q1 2023.
  Guidance for fiscal 2024 re-affirmed.

Lesaka Group CEO Chris Meyer said: "It has been yet another encouraging quarter for us. We achieved a major milestone by returning to profitability at an operating level for the quarter."

Mr. Meyer added, "In a tough economic environment the continued growth in all our key revenue drivers demonstrates the resilience of our business model and the relevance of our services to our customers. We will continue to innovate and extend the positive impact we are having on the lives of South Africa's small merchants and grant beneficiaries as the digitalization trend in the informal economy continues."

(1) Average exchange rates applicable for the quarter: ZAR 18.71 to $1 for Q1 2024, ZAR 17.13 to $1 for Q1 2023 and ZAR 18.74 to $1 for Q4 2023. The ZAR weakened 9.2% against the U.S. dollar during Q1 2024 when compared to Q1 2023 and (0.2%) when compared to the prior sequential quarter (Q4 2023).

Summary Financial Metrics

Three months ended

	Three months ended
	Sep 30, 2023	Sep 30, 2022	Jun 30, 2023	Q1 '24 vs Q1 '23	Q1 '24 vs Q4 '23	Q1 '24 vs Q1 '23	Q1 '24 vs Q4 '23
(All figures in USD '000s except per share data)	USD '000's (except per share data)			% change in USD		% change in ZAR
Revenue	136,089	124,786	133,149	9%	2%	19%	2%

GAAP operating income (loss)	228	(4,671)	(6,631)	nm	nm	nm	nm

Net loss attributable to Lesaka	(5,651)	(10,696)	(11,909)	(47%)	(53%)	(42%)	(53%)

GAAP loss per share ($)	(0.09)	(0.17)	(0.19)	(48%)	(53%)	(44%)	(53%)

Group Adjusted EBITDA(1)	8,719	4,199	8,449	108%	3%	127%	3%

Fundamental loss per share ($)(1)	-	(0.08)	(0.04)	nm	nm	nm	nm

Fully-diluted weighted average shares ('000's)	63,805	62,445	63,805	2%	-	n/a	n/a

Average period USD / ZAR exchange rate	18.71	17.13	18.74	9%	(0%)	n/a	n/a

(1) Group Adjusted EBITDA, fundamental loss and fundamental loss per share are non-GAAP measures and are described below under "Use of Non-GAAP Measures-Group Adjusted EBITDA, and -Fundamental net loss and fundamental loss per share." See Attachment B for a reconciliation of GAAP net loss attributable to Lesaka to Group Adjusted EBITDA, and GAAP net loss to fundamental net loss and loss per share.

Factors Impacting Comparability of Q1 2024 and Q1 2023 Results

• Higher revenue: Our revenues increased 19% in ZAR, primarily due to an increase in low margin prepaid airtime sales and other value added services, as well as higher transaction, insurance and lending revenues, which was partially offset by lower hardware sales revenue in our POS hardware distribution business given the lumpy nature of bulk sales;

• Operating income generated: Operating income was achieved following years of operating losses as a result of the various cost reduction initiatives in Consumer implemented in prior periods as well as the contribution from Connect;

• Higher net interest charge: The net interest charge increased to $4.5 million (ZAR 83.1 million) from $3.6 million (ZAR 62.1 million) primarily due to higher interest rates; and

• Foreign exchange movements: The U.S. dollar was 9% stronger against the ZAR during Q1 2024 compared to the prior period, which adversely impacted our U.S. dollar reported results.

Results of Operations by Segment and Liquidity

Our chief operating decision maker is our Group Chief Executive Officer and he evaluates segment performance based on segment earnings before interest, tax, depreciation and amortization ("EBITDA"), adjusted for items mentioned in the next sentence ("Segment Adjusted EBITDA"). We do not allocate once-off items, stock-based compensation charges, certain lease charges, depreciation and amortization, impairment of goodwill or other intangible assets, other items (including gains or losses on disposal of investments, fair value adjustments to equity securities, fair value adjustments to currency options), interest income, interest expense, income tax expense or loss from equity-accounted investments to our reportable segments. See Attachment B for a reconciliation of GAAP net income before tax to Group Adjusted EBITDA.

Merchant

Merchant Division revenue was $121.4 million in Q1 2024, up  21% compared to Q1 2023 in ZAR. Segment revenue increased due to the increase in low margin prepaid airtime sales and other value-added services, which was partially offset by lower hardware sales revenue given the lumpy nature of bulk sales. The increase in Segment Adjusted EBITDA is primarily due to higher sales activity, which was partially offset by lower hardware sales. Connect records a significant proportion of its airtime sales in revenue and cost of sales, while only earning a relatively small margin. This significantly depresses the Segment Adjusted EBITDA margins shown by the business. Our Segment Adjusted EBITDA margin (calculated as Segment Adjusted EBITDA divided by revenue) for Q1 2024 and Q1 2023 was  6.6% and  7.2%, respectively.

Consumer

Consumer Division revenue was $15.6 million in Q1 2024,  13% higher in ZAR compared to Q1 2023 and. Segment revenue increased primarily due to more transaction fees generated from the higher EPE account holders base, higher insurance revenues, and an increase in lending revenue as a result of an increase in loan originations. This increase in revenue, together with the cost reduction initiatives initiated in fiscal 2022 and through fiscal 2023, have translated into a turnaround in the Consumer Division and the realization of sustained positive Segment Adjusted EBITDA for four consecutive quarters. Our Segment Adjusted EBITDA (loss) margin for Q1 2024 and 2023 was  15.9% and  (9.3%), respectively.

Group costs

Our group costs primarily include employee related costs in relation to employees specifically hired for group roles and costs related directly to managing the US-listed entity; expenditures related to compliance with the Sarbanes-Oxley Act of 2002; non-employee directors' fees; legal fees; group and US-listed related audit fees; and directors' and officers' insurance premiums. Our group costs for Q1 2024 decreased compared with the prior period due to lower external audit, legal and consulting fees and lower provision for executive bonuses, which was partially offset by higher employee costs.

Cash flow and liquidity

As of September 30, 2023, our cash and cash equivalents were $35.1 million and comprised of U.S. dollar-denominated balances of $2.2 million, ZAR-denominated balances of ZAR 586.7 million ($31.0 million), and other currency deposits, primarily Botswana pula, of $1.9 million, all amounts translated at exchange rates applicable as of September 30, 2023. The increase in our unrestricted cash balances from June 30, 2023, was primarily due to a positive contribution from our Merchant and Consumer operations, which was partially offset by the utilization of cash reserves to fund certain scheduled repayments of our borrowings, purchase ATMs and safe assets, and to make an investment in working capital.

Outlook for the Second Quarter 2024 ("Q2 2024") and Full Fiscal Year 2024 ("FY 2024")

While we report our financial results in USD, we measure our operating performance in ZAR, and as such we provide our guidance accordingly.

For Q2 2024, the quarter ending December 31, 2023, we expect:

  Revenue between ZAR 2.65 billion and ZAR 2.75 billion.
  Group Adjusted EBITDA between ZAR 170 million and ZAR 180 million.

We re-affirm our outlook for FY 2024, the year ending June 30, 2024. We expect:

  Revenue between ZAR 10.7 billion and ZAR 11.7 billion.
  Group Adjusted EBITDA between ZAR 680 million and ZAR 740 million.

Management has provided its outlook regarding Group Adjusted EBITDA, which is a non-GAAP financial measure and excludes certain charges. Management has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided. Management is unable to provide guidance for these reconciling items because they cannot determine their probable significance, as certain items are outside of the company's control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measure is not available without unreasonable effort.

Earnings Presentation for Q1 2024 Results

Our earnings presentation for Q1 2024 will be posted to the Investor Relations page of our website prior to our earnings call.

Webcast and Conference Call

Lesaka will host a webcast and conference call to review results on November 8, 2023, at 8:00 a.m. Eastern Time which is 3:00 p.m. South Africa Standard Time ("SAST"). A replay of the results presentation webcast will be available on the Lesaka investor relations website following the conclusion of the live event.

Webcast Details

  The results webcast can be accessed by using the following link: https://bit.ly/48M4stP

Participants using the webcast will be able to ask questions by raising their hand and then asking the question "live."

Conference Call Dial-in:

  US Toll-Free: +1 253 215 8782 or +1 301 715 8592
  South Africa Toll-Free: + 27 87 551 7702 or +27 87 550 3946

Participants using the conference call dial-in will be unable to ask questions.

Use of Non-GAAP Measures

U.S. securities laws require that when we publish any non-GAAP measures, we disclose the reason for using these non-GAAP measures and provide reconciliations to the most directly comparable GAAP measures. The presentation of Group Adjusted EBITDA, Group Adjusted EBITDA margin, fundamental net (loss) income, fundamental (loss) earnings per share, and headline (loss) earnings per share are non-GAAP measures.

Non-GAAP Measures

Group Adjusted EBITDA is net income (loss before interest, taxes, depreciation and amortization, adjusted for non-operational transactions (including loss on disposal of equity-accounted investments), loss from equity-accounted investments, stock-based compensation charges, lease adjustments and once-off items. Lease adjustments reflect lease charges and once-off items represents non-recurring expense items, including costs related to acquisitions and transactions consummated or ultimately not pursued.  Group Adjusted EBITDA margin is Group Adjusted EBITDA divided by revenue.

Fundamental net loss and fundamental loss per share

Fundamental net loss and loss per share is GAAP net loss and loss per share adjusted for the amortization of acquisition-related intangible assets (net of deferred taxes), stock-based compensation charges, and unusual non-recurring items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net loss and loss per share for fiscal 2024 also includes an impairment loss related to an equity-accounted investment and a reversal of allowance for doubtful loan receivable. Fundamental net loss and loss per share for fiscal 2023 also includes a net gain on disposal of equity-accounted investments, unrealized currency loss related to our non-core business which we are in the process of winding down and an impairment loss related to an equity-accounted investment.

Management believes that the Group Adjusted EBITDA, fundamental net (loss) income and fundamental (loss) earnings per share metrics enhance its own evaluation, as well as an investor's understanding, of our financial performance. Attachment B presents the reconciliation between GAAP net loss attributable to Lesaka and these non-GAAP measures.

Headline (loss) earnings per share ("H(L)EPS")

The inclusion of H(L)EPS in this press release is a requirement of our listing on the JSE. H(L)EPS basic and diluted is calculated using net (loss) income which has been determined based on GAAP. Accordingly, this may differ to the headline (loss) earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

H(L)EPS basic and diluted is calculated as GAAP net (loss) income adjusted for the impairment losses related to our equity-accounted investments and (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net (loss) income used to calculate (loss) earnings per share basic and diluted and H(L)EPS basic and diluted and the calculation of the denominator for headline diluted (loss) earnings per share.

About Lesaka (www.lesakatech.com)

Lesaka Technologies, (Lesaka™) is a South African Fintech company that utilizes its proprietary banking and payment technologies to deliver superior financial services solutions to merchants (B2B) and consumers (B2C) in Southern Africa. Lesaka's mission is to drive true financial inclusion for both merchant and consumer markets through offering affordable financial services to previously underserved sectors of the economy. Lesaka offers cash management solutions, growth capital, card acquiring, bill payment technologies and value-added services to formal and informal retail merchants as well as banking, lending, and insurance solutions to consumers across Southern Africa. The Lesaka journey originally began as "Net1" in 1997 and later rebranded to Lesaka (2022), with the acquisition of Connect. As Lesaka, the business continues to grow its systems and capabilities to deliver meaningful fintech-enabled, innovative solutions for South Africa's merchant and consumer markets.

Lesaka has a primary listing on NASDAQ (NasdaqGS: LSAK) and a secondary listing on the Johannesburg Stock Exchange (JSE: LSK). Visit www.lesakatech.com for additional information about Lesaka Technologies (Lesaka ™).

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "could," "would," "may," "will," "intends," "outlook," "focus," "seek," "potential," "mission," "continue," "goal," "target," "objective," derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future financial results and future financing and business opportunities are forward-looking statements. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in our Form 10-K for the fiscal year ended June 30, 2023, as filed with the SEC, as well as other documents we have filed or will file with the SEC. We assume no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

Investor Relations Contact:

Phillipe Welthagen

Email: phillipe.welthagen@lesakatech.com

Mobile: +27 84 512 5393

FNK IR:

Rob Fink / Matt Chesler, CFA

Email: lsak@fnkir.com

Media Relations Contact:

Janine Bester Gertzen

Email: Janine@thenielsennetwork.com

LESAKA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

	Unaudited
	Three months ended
	September 30,
	2023	2022
	(In thousands)

REVENUE	$136,089	$124,786

EXPENSE

Cost of goods sold, IT processing, servicing and support	107,490	100,528
Selling, general and administration	22,515	22,931
Depreciation and amortization	5,856	5,998

OPERATING INCOME (LOSS)	228	(4,671)

REVERSAL OF ALLOWANCE FOR DOUBTFUL EMI LOAN RECEIVABLE	250	-

GAIN ON DISPOSAL OF EQUITY-ACCOUNTED INVESTMENT	-	248

INTEREST INCOME	449	411

INTEREST EXPENSE	4,909	4,036

LOSS BEFORE INCOME TAX EXPENSE	(3,982)	(8,048)

INCOME TAX EXPENSE	264	31

NET LOSS BEFORE LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(4,246)	(8,079)

LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(1,405)	(2,617)

NET LOSS ATTRIBUTABLE TO LESAKA	$(5,651)	$(10,696)

Net loss per share, in United States dollars:
Basic loss attributable to Lesaka shareholders	$(0.09)	$(0.17)
Diluted loss attributable to Lesaka shareholders	$(0.09)	$(0.17)

LESAKA TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2023	2023
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$35,141	$35,499
Restricted cash	19,865	23,133
Accounts receivable, net of allowance of - September: $170; June: $509 and other receivables	27,939	25,665
Finance loans receivable, net of allowance of - September: $4,393; June: $3,582	35,735	36,744
Inventory	27,754	27,337
Total current assets before settlement assets	146,434	148,378
Settlement assets	26,352	15,258
Total current assets	172,786	163,636
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of - September: $35,331; June: $36,563	27,663	27,447
OPERATING LEASE RIGHT-OF-USE	5,655	4,731
EQUITY-ACCOUNTED INVESTMENTS	2,253	3,171
GOODWILL	133,139	133,743
INTANGIBLE ASSETS, net of accumulated amortization of - September: $33,619; June: $30,173	117,595	121,597
DEFERRED INCOME TAXES	9,859	10,315
OTHER LONG-TERM ASSETS, including reinsurance assets	77,822	77,594
TOTAL ASSETS	546,772	542,234

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities for ATM funding	19,754	23,021
Short-term credit facilities	8,983	9,025
Accounts payable	13,595	12,380
Other payables	35,105	36,297
Operating lease liability - current	1,722	1,747
Current portion of long-term borrowings	3,630	3,663
Income taxes payable	1,292	1,005
Total current liabilities before settlement obligations	84,081	87,138
Settlement obligations	25,362	14,774
Total current liabilities	109,443	101,912
DEFERRED INCOME TAXES	45,713	46,840
OPERATING LEASE LIABILITY - LONG TERM	4,081	3,138
LONG-TERM BORROWINGS	130,587	129,455
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,253	1,982
TOTAL LIABILITIES	292,077	283,327
REDEEMABLE COMMON STOCK	79,429	79,429

EQUITY
LESAKA EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: September: 63,638,912; June: 63,640,246	83	83
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	337,490	335,696
TREASURY SHARES, AT COST: September: 25,244,286; June: 25,244,286	(288,238)	(288,238)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(196,081)	(195,726)
RETAINED EARNINGS	322,012	327,663
TOTAL LESAKA EQUITY	175,266	179,478
NON-CONTROLLING INTEREST	-	-
TOTAL EQUITY	175,266	179,478

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS' EQUITY	$546,772	$542,234

(A) Derived from audited consolidated financial statements.

LESAKA TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Unaudited
	Three months ended
	September 30,
	2023	2022
	(In thousands)
Cash flows from operating activities
Net loss	$(5,651)	$(10,696)
Depreciation and amortization	5,856	5,998
Movement in allowance for doubtful accounts receivable and finance loans receivable	1,525	1,049
Movement in interest payable	1,764	26
Fair value adjustment related to financial liabilities	(34)	63
Gain on disposal of equity-accounted investments	-	(248)
Loss from equity-accounted investments	1,405	2,617
Reversal of allowance for doubtful loans receivable	(250)	-
Profit on disposal of property, plant and equipment	(36)	(208)
Facility fee amortized	227	249
Stock-based compensation charge	1,759	1,462
Dividends received from equity accounted investments	-	21
Increase in accounts receivable and other receivables	(2,345)	(2,943)
Increase in finance loans receivable	(488)	(3,581)
Increase in inventory	(479)	(279)
Increase (Decrease) in accounts payable and other payables	375	(438)
Increase in taxes payable	308	642
Decrease in deferred taxes	(562)	(1,394)
Net cash provided by (used) in operating activities	3,374	(7,660)

Cash flows from investing activities
Capital expenditures	(2,809)	(4,501)
Proceeds from disposal of property, plant and equipment	284	417
Acquisition of intangible assets	(135)	-
Proceeds from disposal of equity-accounted investment	-	253
Loan to equity-accounted investment	-	(112)
Repayment of loans by equity-accounted investments	-	112
Net change in settlement assets	(11,237)	(1,884)
Net cash used in investing activities	(13,897)	(5,715)

Cash flows from financing activities
Proceeds from bank overdraft	59,574	146,068
Repayment of bank overdraft	(62,793)	(136,922)
Long-term borrowings utilized	2,471	1,059
Repayment of long-term borrowings	(2,629)	(1,580)
Proceeds from issue of shares	21	6
Acquisition of treasury stock	-	(185)
Net change in settlement obligations	10,696	1,987
Net cash provided by financing activities	7,340	10,433

Effect of exchange rate changes on cash	(443)	(8,487)
Net decrease in cash, cash equivalents and restricted cash	(3,626)	(11,429)
Cash, cash equivalents and restricted cash - beginning of period	58,632	104,800
Cash, cash equivalents and restricted cash - end of period	$55,006	$93,371

Lesaka Technologies, Inc.

Attachment A

Operating segment revenue, operating (loss) income and operating (loss) margin:

Three months ended September 30, 2023, and 2022 and June 30, 2023

	Three months ended			Change - actual		Change - constant exchange rate(1)
	Sep 30, 2023	Sep 30, 2022	Jun 30, 2023	Q1 '24 vs Q1 '23	Q1 '24 vs Q4 '23	Q1 '24 vs Q1 '23	Q1 '24 vs Q4 '23
Key segmental data, in '000, except margins
Revenue:
Merchant	$121,361	$109,782	$115,193	11%	5%	21%	5%
Consumer	15,580	15,004	16,487	4%	(6%)	13%	(6%)
Subtotal: Operating segments	136,941	124,786	133,149	10%	3%	20%	3%
Intersegment eliminations	(852)	-	-	nm	nm	nm	nm
Consolidated revenue	$136,089	$124,786	$133,149	9%	2%	19%	2%

Segment Adjusted EBITDA
Merchant	$8,061	$7,893	$8,228	2%	(2%)	12%	(2%)
Consumer	2,480	(1,394)	2,481	nm	(0%)	nm	(0%)
Group costs	(1,822)	(2,300)	(2,260)	(21%)	(19%)	(13%)	(20%)
Group Adjusted EBITDA	8,719	4,199	8,449	108%	3%	127%	3%

Segment Adjusted EBITDA (loss) margin (%)
Merchant	6.6%	7.2%	7.1%
Consumer	15.9%	(9.3%)	15.0%
Group Adjusted EBITDA (loss) margin	6.4%	3.4%	6.3%

(1) - This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during Q1 2024 also prevailed during Q1 2023 and Q4 2023.

Loss from equity-accounted investments:

The table below presents the relative loss from our equity-accounted investments:

	Three months ended September 30,
	2023	2022	% change
Finbond	$(1,445)	$(2,631)	(45%)
Share of net loss	(278)	(1,521)	(82%)
Impairment	(1,167)	(1,110)	5%
Other	40	14	186%
Share of net income	40	14	186%
Loss from equity-accounted investments	$(1,405)	$(2,617)	(46%)

Lesaka Technologies, Inc.

Attachment B

Reconciliation of GAAP loss attributable to Lesaka to Group Adjusted EBITDA loss:

Three months ended September 30, 2023 and 2022

	Three months ended
	September 30,		June 30,
	2023	2022	2023
Loss attributable to Lesaka - GAAP	$(5,651)	$(10,696)	$(11,909)
Loss from equity accounted investments	1,405	2,617	2,535
Net loss before (earnings) loss from equity-accounted investments	(4,246)	(8,079)	(9,374)
Income tax (benefit) expense	264	31	(1,844)
Loss before income tax expense	(3,982)	(8,048)	(11,218)
Reversal of allowance for doubtful EMI loans receivable	(250)	-	-
Net (gain) loss on disposal of equity-accounted investment	-	(248)	12
Impairment loss	-	-	7,039
Unrealized Loss FV for currency adjustments	102	-	179
Operating income/(loss) after PPA amortization and net interest (non-GAAP)	(4,130)	(8,296)	(3,988)
PPA amortization (amortization of acquired intangible assets)	3,608	3,928	3,590
Operating income/(loss) before PPA amortization after net interest (non-GAAP)	(522)	(4,368)	(398)
Interest expense	4,909	4,036	5,159
Interest income	(449)	(411)	(584)
Operating income/(loss) before PPA amortization and net interest (non-GAAP)	4,387	(332)	4,761
Depreciation (excluding amortization of intangibles)	2,248	2,070	2,203
Stock-based compensation charges	1,759	1,462	1,354
Lease adjustments	696	812	651
Once-off items	78	598	64
Group Adjusted EBITDA - Non-GAAP	$8,719	$4,199	$8,449

	Three months ended
	September 30,		June 30,
	2023	2022	2023
Once-off items comprises:
Transaction costs	$78	$203	$58
Non-recurring revenue not allocated to segments	-	-	(1,469)
Employee misappropriation of company funds	-	-	1,152
Expenses incurred related to closure of legacy businesses	-	395	244
Separation of employee expense	-	-	79
	$78	$598	$64

Once-off items are non-recurring in nature, however, certain items may be reported in multiple quarters. For instance, transaction costs include costs incurred related to acquisitions and transactions consummated or ultimately not pursued. The transactions can span multiple quarters, for instance in fiscal 2022 we incurred significant transaction costs related to the acquisition of Connect over a number of quarters, and the transactions are generally non-recurring.

Non-recurring revenue not allocated to segments includes once off revenue recognized that we believe does not relate to either our Merchant or Consumer divisions. Employee misappropriation of company funds represents a once-off loss incurred. Expenses incurred related to close of legacy businesses represents costs incurred related to subsidiaries which we are in the process of deregistering/ liquidation and therefore we consider these costs non-operational and ad hoc in nature. We incurred separation costs related to the termination of certain senior-level employees, including an executive officer and senior managers, during fiscal 2023 and we consider these specific terminations to be of a non-recurring nature.

Expenses incurred related to close of legacy businesses represents costs incurred related to subsidiaries which we are in the process of deregistering/ liquidation and therefore we consider these costs non-operational and ad hoc in nature.

Reconciliation of GAAP net loss and loss per share, basic, to fundamental net loss and loss per share, basic:

Three months ended September 30, 2023 and 2022

	Net (loss) income (USD '000)		(L)PS, basic (USD)		Net (loss) income (ZAR '000)		(L)PS, basic (ZAR)
	2023	2022	2023	2022	2023	2022	2023	2022
GAAP	(5,651)	(10,696)	(0.09)	(0.17)	(105,635)	(183,231)	(1.66)	(2.93)

Intangible asset amortization, net	2,625	2,828			49,104	48,432
Stock-based compensation charge	1,759	1,462			32,797	25,045
Impairment of equity method investment	1,167	1,110			22,084	19,015
Reversal of allowance for doubtful EMI loans receivable	(250)	-			(4,741)	-
Transaction costs	78	203			1,465	3,478
Net loss on disposal of equity-accounted investments	-	(248)			-	(4,248)
Non core international - unrealized currency loss	-	395			-	6,767
Fundamental	(272)	(4,946)	-	(0.08)	(4,926)	(84,742)	(0.08)	(1.36)

Lesaka Technologies, Inc.

Attachment C

Reconciliation of net loss used to calculate loss per share basic and diluted and headline loss per share basic and diluted:

Three months ended September 30, 2023 and 2022

	2023	2022
Net loss (USD'000)	(5,651)	(10,696)
Adjustments:
Impairment of equity method investments	1,167	1,110
Net loss on sale of equity-accounted investments	-	(248)
Profit on sale of property, plant and equipment	-	(208)
Tax effects on above	-	58

Net loss used to calculate headline loss (USD'000)	(4,484)	(9,984)

Weighted average number of shares used to calculate net loss per share basic loss and headline loss per share basic loss ('000)	63,805	62,445

Weighted average number of shares used to calculate net loss per share diluted loss and headline loss per share diluted loss ('000)	63,805	62,445

Headline loss per share:
Basic, in USD	(0.07)	(0.16)
Diluted, in USD	(0.07)	(0.16)

Calculation of the denominator for headline diluted loss per share

	Three months ended September 30,
	2023	2022
Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	63,805	62,445
Denominator for headline diluted loss per share	63,805	62,445

Weighted average number of shares used to calculate headline diluted loss per share represents the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline diluted loss per share because we do not use the two-class method to calculate headline diluted loss per share.